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                                  EXHIBIT 3.1
                                  ===========

                                    AMENDED
                                 AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                         HI, TIGER INTERNATIONAL, INC.

     The undersigned, the President and Secretary of Hi, Tiger International, Inc. (the "Corporation") whose original Articles of Incorporation were filed with the State of Utah on October 27, 1981, do hereby certify that the Corporation has set forth the Amended and Restated Articles of Incorporation, as adopted by the Board of Directors of the Corporation and approved by the shareholders of the Corporation, as required pursuant to Section 16-10a-1003 of the Utah Revised Business Corporation Act.

1.  Article I of the Articles of Incorporation is amended to read:

                               ARTICLE I - NAME
                               ----------------

    The name of the corporation is AVTEL COMMUNICATIONS, INC., A UTAH
    CORPORATION.

2.  Article II of the Articles of Incorporation is amended to read:

                             ARTICLE II - PURPOSE
                             --------------------

    The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Utah Revised Business Corporation Act other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the Utah Revised Business Corporation Act.

3.  Article III of the Articles of Incorporation is amended to read:

                             ARTICLE III - SHARES
                             --------------------

    This Corporation is authorized to issue two classes of shares of stock, to be designated common voting and preferred, respectively. The Corporation is

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    authorized to issue 50,000,000 shares of common stock and 5,000,000 shares of preferred stock.

    The Board of Directors may amend these Articles of Incorporation to do any of the following:

         (A) designate in whole or in part, the preferences, limitations and relative rights, within the limits set forth in the Utah Revised Business Corporation Act, of any class of shares, before the issuance of any shares of that class;

         (B) create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the preferences, limitations and relative rights of the series within the limits set forth in the Utah Revised Business Corporation Act, all before the issuance of any shares of that series;

         (C) alter or revoke the preferences, limitations and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

         (D) increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board, either before or after the issuance of shares of the series, provided that the number may not be decreased below the number of shares of the series than outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

4.  Article IV of the Articles of Incorporation is amended to read:

                            ARTICLE IV - LIABILITY
                            ----------------------

    The liability of the Directors of the Corporation for monetary damages shall be eliminated or limited to the fullest extent permissible under Utah law.

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5.  Article V of the Articles of Incorporation is amended to read:

                             ARTICLE V - INDEMNITY
                             ---------------------

    The Corporation is authorized to provide indemnification of officers, employees, fiduciaries, and agents for breach of duty to the Corporation and its stockholders through Bylaw provisions or through agreements with the agents, or both, to the maximum allowable by Section 16-10a-902 of the Utah Revised Business Corporation Act and any other provisions of Utah law.


6.  Article VI of the Articles of Incorporation is amended to read:

                        ARTICLE VI - SHAREHOLDER CONSENT
                        --------------------------------

    Shareholders of the Corporation shall be able to take shareholder action through a consent of the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon where present and voted as provided in Section 16-10a-704 of the Utah Revised Business Corporation Act.

7.  Article VII of the Articles of Incorporation is amended to read:

             ARTICLE VII - REGISTERED AGENT FOR SERVICE OF PROCESS
             -----------------------------------------------------

    The name and address in the State of Utah of this Corporation's registered agent for service of process is:

       CT Corporation Systems
       50 West Broadway, 8th Floor
       Salt Lake City, Utah  84101

8.  Article XI of the Articles of Incorporation is deleted.

9. The Amendments herein have been duly approved and recommended to the shareholders by the Board of Directors.

10. The Amended and Restated Articles of Incorporation do not provide for any exchange, reclassification or cancellation of issued shares.

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11.  The Amendments and Deletions herein have been duly approved by the required shareholder vote in accordance with Section 16-10a-1003 of the Utah Revised Business Corporation Act. At the time of the vote, the Corporation had only one class of shares outstanding, and the number of outstanding shares was 2,513,299. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required for the approval of the amendments herein was more than fifty percent (50%).

     IN WITNESS WHEREOF, the foregoing Amended and Restated Articles of Incorporation have been executed this 23rd day of October, 1996.

                                        /s/  Anthony E. Papa
                                        --------------------------------------
                                        Anthony E. Papa, President of
                                        Hi, Tiger International, Inc.

                                        /s/  James P. Pisani
                                        ---------------------------------------
                                        James P. Pisani, Secretary of
                                        Hi, Tiger International, Inc.

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